                                                                    EXHIBIT 12.1
                                                                     PAGE 1 OF 1

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (IN MILLION, EXCEPT RATIO AMOUNTS)

                               TWELVE WEEKS ENDED
                               ------------------- ----------------------------
                                                         FISCAL YEAR
                               MARCH 28, MARCH 22, ----------------------------
                                 1997      1996    1996  1995  1994  1993  1992
                               --------- --------- ----  ----  ----  ----  ----
Income (loss) from operations
before income taxes..........       6       (14)   $ (8) $(75) $(16) $(65) $(80)
Add (deduct)
  Fixed charges..............      80        58     285   206   184   157   172
  Capitalized interest.......     --         (1)     (3)   (5)  (10)   (8)  (11)
  Amortization of capitalized
  interest...................       1         2       7     6     8     5     5
  Net losses related to cer-
  tain 50% or less owned af-
  filiate....................     --        --        1     2     5    22    19
  Minority interest in
  consolidated affiliates....      11         1       6     2     1     1     1
                                 ----       ---    ----  ----  ----  ----  ----
Adjusted earnings............     $98       $46    $288  $136  $172  $112  $106
                                 ====       ===    ====  ====  ====  ====  ====
Fixed charges:
  Interest on indebtedness
  and amortization of
  deferred financing costs...      63        48    $239  $178  $165  $147  $161
  Dividends on Convertible
  Preferred Securities of
  subsidiary trust...........       9       --        3   --    --    --    --
  Portion of rents represen-
  tative of the interest fac-
  tor........................       8         7      33    17    11     2     2
  Debt service guarantee
  interest expense of
  unconsolidated affiliates..     --          3      10    11     8     8     9
                                 ----       ---    ----  ----  ----  ----  ----
Total fixed charges..........     $80       $58    $285  $206  $184  $157  $172
                                 ====       ===    ====  ====  ====  ====  ====
Ratio of earnings to fixed
charges......................    1.23       .79    1.01   .66   .93   .71   .62
                                 ====       ===    ====  ====  ====  ====  ====
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